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                                   EXHIBIT A

                                   AGREEMENT

                          JOINT FILING OF SCHEDULE 13G



     The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of WorldWide Web NetworX Corporation, and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.




Date: June 1, 2000



By: /s/ J. Morton Davis
   -------------------------------
    J. Morton Davis







Date: June 1, 2000
      D.H. Blair Investment Banking Corp.




By:  /s/ David Nachamie
   -------------------------------
     David Nachamie
     Treasurer